PRESS RELEASE
DATE:	December 21, 2001
NUMBER:	2001-19
CONTACT:	David J. Simpson
Vice President, Chief Financial Officer and Secretary
Stryker Corporation

STRYKER ANNOUNCES $1 BILLION CREDIT FACILITY

Kalamazoo, Michigan -- December 21, 2001 -- Stryker Corporation (NYSE:SYK) announced today that it has established a $1 billion Unsecured Credit Facility with a group of banks led by Bank of America, N.A. The facility will consist of a $250 million, 364-day Revolving Credit Agreement and a $750 million, five-year Revolving Credit Agreement.

Proceeds of the refinancing were used to repay the Company's credit facility entered into in 1998 in connection with the Howmedica acquisition and to terminate the synthetic lease by purchasing the Company's Mahwah, New Jersey manufacturing and distribution facility. A total of $731 million was drawn under the new Credit Agreements, of which $643 million repaid the previous debt and $88 million terminated the synthetic lease.

Prepayment of the 1998 credit facility will result in the write-off of unamortized debt syndication fees of $7.2 million which will be reflected as an extraordinary charge of $4.8 million, $0.02 per share, in the fourth quarter of 2001. Interest expense for 2002 is expected to be reduced by approximately $9 million as a result of the refinancing. The new credit facility recognizes the Company's investment grade profile and will provide for greater financial flexibility and liquidity.

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Stryker develops, manufactures and markets specialty surgical and medical products, including orthopaedic reconstructive, trauma, spinal and craniomaxillofacial implants, powered surgical instruments, endoscopic systems, patient care and handling equipment for the global market, and provides outpatient physical therapy services in the United States.

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The information contained in this press release includes forward-looking statements that are subject to risks and uncertainties. Factors that could cause the outcome to differ from the Company's expectations include, but are not limited to, the need for higher borrowing levels than anticipated and an increase in interest rates generally. Certain other risks and uncertainties are described in the Company's 2000 Form 10-K and other filings with the Securities and Exchange Commission. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.